The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-153165

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2009

PROSPECTUS SUPPLEMENT
(to prospectus dated September 24, 2008)

        SHARES

COMMON STOCK

We are selling         shares of our common stock.

Shares of our common stock are currently traded on the Nasdaq Global Market under the symbol “CAST.” On November 30, 2009, the closing sale price of our common stock was $7.05 per share.

The information contained or incorporated in this prospectus supplement is accurate only as of its respective date, regardless of the time of delivery of this prospectus supplement or any sale of our securities.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS”
BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters a 30-day option to purchase up to an additional         shares from us to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $       , and our total proceeds, before expenses, will be $      .

We expect to deliver the shares of our common stock to purchasers on or about              , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is              , 2009

CHINACAST EDUCATION CORPORATION

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized to be distributed to you or information incorporated by reference herein. We have not, and the underwriters have not, authorized anyone else to provide you with additional or different information. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On August 22, 2008, we filed with the SEC a registration statement on Form S-3 (File No. 333-153165) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on September 24, 2008. Under this shelf registration process, we may, from time to time, sell up to $50 million in the aggregate of common stock, preferred stock, debt securities, warrants and units, of which approximately $39 million remains available for sale as of the date of this prospectus supplement.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement and the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of any Current Report on Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus supplement or the accompanying prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. For example, the management discussion and analysis and audited financial statements contained in our Current Report on Form 8-K filed on November 30, 2009 supersede in their entirety the management discussion and analysis and audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “CEC” refer to ChinaCast Education Corporation, a Delaware corporation, and to “ChinaCast,” “the Company,” “we,” “us” and “our” or similar terms refer to CEC and its consolidated subsidiaries and variable interest entities.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing. After you read this summary, to fully understand this offering and its consequences to you, you should read and consider carefully the more detailed information and financial statements and related notes that we include in and incorporate by reference into this prospectus supplement and the accompanying prospectus, especially the section entitled “Risk Factors.” If you invest in our common stock, you are assuming a high degree of risk.

Overview

We are a leading for-profit, post-secondary education and e-Learning services provider in the People’s Republic of China (“PRC”). We provide post-secondary degree and diploma programs through our wholly-owned universities, the Foreign Trade and Business College of Chongqing Normal University (“FTBC”) and the Lijiang College of Guangxi Normal University (“Lijiang College”). Our career-oriented four-year bachelor’s degree and three-year diploma programs are fully accredited by the PRC Ministry of Education (the “Ministry”) in disciplines such as business, economics, law, information technology, computer engineering, hospitality and tourism management, advertising, language studies, art and music. Our universities currently serve over 21,000 students. In addition, we provide e-Learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via our nationwide satellite broadband network. Our e-Learning services serve over 141,000 university students throughout the PRC and include interactive distance learning applications, multimedia education content delivery, English language training and vocational training courses.

Market Opportunity

The PRC has the world’s largest education and training market. Government statistics suggest that Chinese consumers recognize education to be crucial to a better life. Consequently, according to the China State Bureau of Statistics, the average family plans to spend approximately 10% of its disposable income on education. According to a study published by the World Bank in 2007, approximately 260 million students of China’s 1.3 billion people are enrolled in basic, secondary and higher education programs. Educational spending and participation rates are growing due to favorable demographic trends, increased demand for skilled labor, growth in per capita disposable income, government initiatives, and an increasing emphasis on higher education as a means to increase China’s international competitiveness. According to a study by the Ministry, the Chinese government plans to increase spending on public education to 4% (approximately US$400 billion) of gross domestic product (“GDP”) by 2010. Even after this increase, the target level will still be less than in developed countries, which typically spend an average of over 5% of GDP on education. In addition, our e-Learning services are well positioned to address the Ministry’s “All Schools Connected” project to equip all of the PRC’s 550,000 primary, middle and high schools with e-Learning systems by 2010. The Ministry has also issued distance learning licenses to 68 of the country’s over 1,500 colleges and universities, allowing them to offer degrees programs off-campus.

Competitive Strengths

We believe that the following are the key strengths of our business:

Highly scalable, recurring revenue business model.  Our business model is capital efficient, profit driven and highly scalable. Our revenue streams from student tuition and school subscriptions provide predictability and visibility. We closely monitor market forces and profit trends, adhering to a strict financial plan that precludes unnecessary capacity or technology not required by our students and customers.

Diversified career-oriented degree and diploma offerings with attractive student value proposition.  Our universities offer programs in areas of study that we believe offer attractive career opportunities. The diversity of our degree and diploma programs allows us to target a large addressable market, enhance our overall revenue stability and increase the efficiency of our marketing and recruiting efforts. Furthermore, our programs offer students a quality education that provides the skills needed to enhance students’ career prospects in their areas of study. We supplement our curriculum with student support and career placement services to enhance our students’ probability of success during and after their studies.

Strong brand recognition in our markets.  We believe that our universities have established brand recognition in their respective local markets with both students and employers. We believe affiliations with large public universities in the PRC create significant brand awareness among prospective students. In particular, we have acquired FTBC, an independent for-profit, private residential university affiliated with Chongqing Normal University and Lijiang College, an independent, accredited college affiliated with Guangxi Normal University.

Unique proprietary e-Learning services platform.  We believe that we are one of the first distance learning providers in the PRC using satellite broadband services and consequently we are the market leader in this segment. Currently, many broadband operators rely mainly on terrestrial networks that do not have extensive coverage, especially in less-developed areas of rural China. We believe our programs provide an attractive alternative for schools, government entities and businesses that require nationwide broadband coverage and wish to engage only a single company to provide all necessary satellite services, hardware, software and content.

Experienced and proven management team.  Our executive officers and directors have an average of approximately fifteen years of relevant experience. They have established business relationships in the PRC; extensive experience in leading public companies in China, Hong Kong, Singapore and the United States; government regulatory expertise; access to a robust acquisition pipeline and capital sources; and long-term personal relationships in the education and communications industries.

Growth Strategy

We intend to grow our business by pursuing the following:

Expand course offerings.  We intend to complement our accredited degree programs by adding international, career/vocational and online course offerings which will further expand our addressable market while creating incremental revenue opportunities. We aim to offer new courses in disciplines which we believe are in high demand in the PRC, including courses in tourism, hospitality, language studies, computer engineering, finance, economics, trade, advertising, law, music and art. Through international business ventures, we intend to expand international course offerings. For example, in August 2009 FTBC established its first summer exchange program with a university based in California, US.

Maximize existing campus utilization.  We expect to improve the management, operational efficiency and capacity utilization of our existing campuses. We intend to improve capacity utilization through increased enrollments and continued investment in marketing, recruiting and student retention. In particular, our campuses offer only day time classes in the fall and spring terms. We intend to introduce new course offerings in summer and evening sessions to further utilize our facilities.

Pursue strategic acquisitions.  During recent years, we have made strategic acquisitions to expand into additional segments of the Chinese post-secondary educational market. We plan to continue to seek acquisition opportunities that expand our network of post-secondary universities. We intend to target private universities with clear title to their real estate, a career-oriented curriculum and sound financial controls.

Leverage our leading e-Learning services platform.  We believe we have established the first nationwide e-Learning distribution platform in the PRC designed to meet the requirements of prominent universities, K-12 schools, corporations and government agencies. Our goal is to be the standard for distance learning by maintaining advanced technology, a professional learning environment and a national presence throughout the PRC. We believe our e-Learning services combine the best elements of the traditional classroom with the convenience of distance learning. We intend to continue to grow enrollments in our e-Learning and training service group by increasing investment in marketing and technology. In October 2009, we established a nationwide distance learning business venture with China University of Petroleum (“China Petroleum”). Through this new business venture, we will offer adult continuing education, vocational training and international education distance learning classes at remote locations throughout China beginning in early 2010. In particular, we intend to migrate China Petroleum’s 40,000 students to our e-Learning platform.

Recent Developments

In September 2009, we acquired the entire interest in Chongqing Chaosheng Education and Investment Co., Ltd. (“Chaosheng”), which holds the remaining 20% of the equity of Hai Lai Education Technology Limited (“Hai Lai”) for an aggregate purchase price of RMB135 million (or approximately $19.8 million). Hai Lai is the holder of 100% of FTBC and Hai Yuen Company Limited, a company which provides logistic services to FTBC. FTBC was founded in 2002 in the city of Chongqing as an independent, accredited college affiliated with Chongqing Normal University. FTBC has 12,200 students and offers fully accredited four-year bachelor's degree and three-year diploma programs in finance, economics, trade, tourism, advertising, IT, music and foreign languages. FTBC generated tuition revenue of RMB26.8 million (or approximately $3.9 million) in the third quarter of 2009. In connection with the acquisition, the Company issued 2,582,947 shares of its common stock to the parties designated by the original owners of Chaosheng. Upon consummation of the above acquisition, we effectively own 100% of the equity of Hai Lai.

In October 2009, we acquired 100% of the equity of East Archive Limited, the holding company which owns 100% of Lijiang College, for a total purchase price of RMB365 million (or approximately $53.7 million). RMB295 million (or approximately $43.4 million) of the purchase price has been paid. The remaining RMB70 million (or approximately $10.3 million) will be paid within 30 days of August 31, 2010. In connection with the acquisition, we also assumed a long-term bank borrowing of approximately RMB90 million (or approximately $13.2 million). Lijiang College was founded in 2001 in the city of Guilin as an independent, accredited college affiliated with Guangxi Normal University. Lijiang College has 9,000 students and offers fully accredited four-year bachelor's degree and three-year diploma programs in tourism, hospitality, language studies, computer engineering, economics, law, music, art and physical education.

In October 2009, we established a nationwide distance learning business venture with China University of Petroleum (“China Petroleum”). China Petroleum is one of only 68 schools in China with a nationwide distance learning license granted by the Ministry. We have agreed to invest $4.4 million for a 60% interest in a new entity and China Petroleum has agreed to invest $2.9 million for a 40% interest in this new entity. Through this new entity, we will offer adult continuing education, vocational training and international education distance learning classes at remote locations throughout China beginning in early 2010. Through this new entity, we will be able to provide e-Learning services to China Petroleum’s existing 40,000 distance learning students as well as build our own nationwide network of distance learning centers to deliver adult continuing education, vocational training and international education programs using China Petroleum’s distance learning license. Through this new entity, we will also operate the online learning portal, www.e-e.net.cn, which is an online continuing education and vocational training portal for China’s energy industry professionals.

On November 16, 2009, we announced that we appointed Dr. Donald Gardner as Director of International Academic Affairs and promoted Mr. Xiang Yuan Jiang, previously Executive Vice President of our Shanghai office, to Chief Investment Officer. Dr. Donald Gardner, a global education industry veteran, will spearhead the overall development and operations of our international higher education division. This includes cultivating partnerships with international education institutions, developing exchange student and teacher programs and selecting key individuals to build out an effective international team. As Chief Investment Officer, Mr. Xiang Yuan Jiang will oversee all aspects of our acquisition strategy, including strategic business development, due diligence, deal negotiations and financing.

Corporate Information

We are a Delaware corporation. Our executive offices are located at Suite 08, 20F, One International Financial Centre, 1 Harbour View Street, Central, Hong Kong, telephone number (852) 3960 6506. Our group also has offices located at Unit 1002, Golden Tower B2, No.82 Dongsihuanzhong Road, Chaoyang, Beijing 100124, telephone number (8610) 8751 0988.

We maintain an internet website at www.chinacasteducation.com. The information on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

THE OFFERING

Common stock offered by us
shares
Common stock to be outstanding after this offering
shares
Use of proceeds
We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and before offering expenses payable by us, will be approximately $ million. We intend to use the net proceeds from this offering for working capital, future acquisitions and general corporate purposes. See “Use of Proceeds.”
Risk factors
See “Risk Factors” beginning on page S-8 for a discussion of factors you should consider carefully before deciding to invest in our common stock.
NASDAQ Global Market symbol
CAST
Transfer agent
Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004
Indication of interest to participate by certain of our directors and officers
Certain of our directors and officers including, our Chairman and CEO, Ron Chan Tze Ngon, our President, International, Michael Santos and our Chief Financial Officer, Antonio Sena, have indicated an interest in purchasing shares of our common stock in this offering in an aggregate amount of at least $5.0 million on the same terms and subject to the same conditions as the other investors in the offering. The underwriters will not receive any discounts or commissions with respect to any shares in the offering that are sold to any of these individuals.

The number of shares of our common stock outstanding after this offering is based on the shares of common stock outstanding as of September 30, 2009. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes the following:

•	1,200,000 shares of our common stock issuable upon exercise of stock options outstanding under our stock plans as of that date, at a weighted average exercise price of $6.30 per share;
•	255,000 shares of our common stock issuable upon the exercise of warrants outstanding as of that date, at an exercise price of $3.15 per share; and
•	987,500 shares of our common stock available for future grant or issuance pursuant to our stock plans.

Unless otherwise stated, all information contained in the prospectus supplement assumes no exercise of the over-allotment option granted to the underwriters.

Summary Financial Data

The following table sets forth our summary consolidated financial data for the periods indicated. The consolidated statement of operations data for each of the years in the three-year period ended December 31, 2008 have been derived from our audited financial statements, which are incorporated by reference into this prospectus supplement and accompanying prospectus. The consolidated statements of operations data for each of the nine month periods ended September 30, 2009 and 2008 have been derived from our unaudited financial statements, which are also incorporated by reference into this prospectus supplement and accompanying prospectus. Our unaudited financial statements include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the data set forth in such financial statements. You should read this summary consolidated financial data with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, each incorporated by reference into this prospectus supplement and accompanying prospectus. These operating results are not necessarily indicative of our operating results for any future period.

Statements of Operations Data:
(in thousands, except per share data)

	Year Ended December 31,				Nine Months Ended September 30, (Unaudited)
	2006	2007	2008	2008	2008	2009	2009
	RMB	RMB	RMB	US$(2)	RMB	RMB	US$(2)
Selected Consolidated Statements of Operations Data:
Revenues	174,119	187,730	286,038	42,064	206,196	235,951	34,698
Cost of revenues	89,390	85,501	147,982	21,762	95,462	91,189	13,410
Gross profit	84,729	102,229	138,056	20,302	110,734	144,762	21,288
Total operating expenses, net	36,433	47,929	71,437	10,506	49,502	43,854	6,449
Net income attributable to noncontrolling interest	5,833	3,242	7,517	1,106	5,661	6,945	1,021
Income from continuing operations attributable to ChinaCast Education Corporation	24,264	59,028	42,667	6,273	53,663	72,835	10,711
Loss on discontinued operations attributable to ChinaCast Education Corporation	(4,560)	(369)	—	—	—	—	—
Net income attributable to ChinaCast Education Corporation	19,704	58,659	42,667	6,273	53,663	72,835	10,711
EBITDA (unaudited)(1)	46,448	68,668	92,431	13,592	83,681	131,612	19,354
Net income from continuing operations attributable to ChinaCast Education Corporation – per share:
Basic	1.44	2.22	1.40	0.21	1.87	2.03	0.30
Diluted	1.23	2.11	1.39	0.20	1.85	2.03	0.30
Net income from discontinued operations attributable to ChinaCast Education Corporation – per share:
Basic	(0.27)	(0.01)	—	—	—	—	—
Diluted	(0.23)	(0.01)	—	—	—	—	—
Net income attributable to ChinaCast Education Corporation per share:
Basic	1.17	2.21	1.40	0.21	1.87	2.03	0.30
Diluted	1.00	2.10	1.39	0.20	1.85	2.03	0.30

(1)	EBITDA represents net income attributable to ChinaCast Education Corporation before deductions for noncontrolling interest, interest, income taxes, depreciation and amortization. We believe that EBITDA is useful to investors as a measure of comparative operating performance, as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. We also present EBITDA because we believe it is useful to investors as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA is not intended as a measure of our operating performance, as an alternative to net income or as an alternative to any other performance measure in conformity with U.S. GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. The following is a reconciliation of net income attributable to ChinaCast Education Corporation to EBITDA:

	Year Ended December 31,				Nine Months Ended September 30, (Unaudited)
	2006	2007	2008	2008	2008	2009	2009
	RMB	RMB	RMB	US$(2)	RMB	RMB	US$(2)
Net income attributable to ChinaCast Education Corporation	19,704	58,659	42,667	6,273	53,663	72,835	10,711
Net income attributable to noncontrolling interest	5,833	3,242	7,517	1,106	5,661	6,945	1,021
Loss on discontinued operations attributable to ChinaCast Education Corporation	4,560	369	—	—	—	—	—
Income tax provision	12,299	21,263	24,381	3,586	16,601	21,090	3,101
Interest expense	18	38	2,575	378	437	5,591	822
Interest income	(8,302)	(20,156)	(19,462)	(2,862)	(15,764)	(6,923)	(1,018)
Depreciation and amortization	12,336	5,253	34,753	5,111	23,083	32,074	4,717
EBITDA	46,448	68,668	92,431	13,592	83,681	131,612	19,354
(2)	All amounts in the Company’s consolidated financial statements and notes are expressed in Renminbi (“RMB”). Amounts in United States dollars (“US$”) are presented solely for the convenience of readers. An exchange rate of RMB6.8 was applied at December 31, 2008 and September 30, 2009.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risk and uncertainties. Any statements contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus that are not statements of historical fact may be forward-looking statements. When we use the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and other similar terms and phrases, including references to assumptions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements.

A variety of factors, some of which are outside our control, may cause our operating results to fluctuate significantly. They include:

•	the availability and cost of products from our suppliers;
•	changes in end-user demand for the products manufactured and sold by our customers and students;
•	general and cyclical economic and business conditions, domestic or foreign;
•	the rate of introduction of new products by our customers or students;
•	the rate of introduction of enabling technologies by our suppliers;
•	changes in our pricing policies or the pricing policies of our competitors or suppliers;
•	our ability to compete effectively with our current and future competitors;
•	our ability to manage our growth effectively, including possible growth through acquisitions;
•	our ability to enter into and renew key corporate and strategic relationships with our customers, students and suppliers;
•	our implementation of share-based compensation plans;
•	changes in the favorable tax incentives enjoyed by our PRC operating companies;
•	foreign currency exchange rates fluctuations;
•	adverse changes in the securities markets;
•	legislative or regulatory changes in China; and
•	the factors set forth more fully in this prospectus supplement and the accompanying prospectus, including those described under “Risk Factors” of this prospectus supplement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statements to actual results or if new information becomes available.

All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors as well as all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference, including our consolidated financial statements and the related notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Relating to our Business

The education sector, in which all of our businesses are conducted, and the telecommunication sector, upon which we are heavily reliant, each are subject to extensive regulation in China, and our ability to conduct business is highly dependent on our compliance with these regulatory frameworks.

The Chinese government regulates all aspects of the education sector, including licensing of parties to perform various services, pricing of tuition and other fees, curriculum content, standards for the operations of schools and learning centers associated with online degree programs and foreign participation. The Chinese laws and regulations applicable to the education and telecommunication sectors are in some aspects vague and uncertain, and often lack detailed implementing regulations. These laws and regulations also are subject to change, and new laws and regulations may be adopted, some of which may have retroactive application or have a negative effect on our business. Moreover, there is considerable ongoing scrutiny of the education sector and its participants.

We must comply with China’s extensive regulations on private and foreign participation in the education and telecommunication sectors, and compliance with such restrictions has caused us to adopt complex structural arrangements with our Chinese subsidiaries and Chinese affiliated entities. If the relevant Chinese authorities decide that our structural arrangements do not comply with these restrictions, we would be precluded from conducting some or all of our current business and our financial condition, results of operations and business strategy may be materially and adversely affected.

There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, particularly as they relate to the education and telecommunications sectors. We cannot assure you that we will not be found to be in violation of any current or future Chinese laws and regulations. PRC laws and regulations currently require any foreign entity that invests in the education business in China to be an educational institution with relevant experience in providing educational services outside of China. We have acquired the holding companies of FTBC and Lijiang College through our wholly owned subsidiaries in China. However, our Delaware holding company and our subsidiaries out of China are not educational institutions and do not provide educational services, in addition, our wholly owned subsidiaries in China, which are considered foreign-invested, may be considered ineligible to acquire the holding companies of FTBC and Lijiang College to indirectly obtain education licenses and permits in China. Even if a Delaware holding company were to become an educational institution in the future, there is no assurance that the PRC Ministry of Education or any other regulator in China would retrospectively approve of an ownership of FTBC or Lijiang College. If we or any of our Chinese subsidiaries or Chinese affiliated entities are found to be or to have been in violation of Chinese laws or regulations requiring foreign ownership or participation in the education sector to be by an established foreign educational institution or limiting foreign ownership or participation in the education or telecommunication sectors, the relevant regulatory authorities have broad discretion in dealing with such violation, including but not limited to:

•	levying fines and confiscating illegal income;
•	restricting or prohibiting our use of the proceeds to finance our business and operations in China;
•	requiring us to restructure the ownership structure or operations of our Chinese subsidiaries or Chinese affiliated entities;
•	requiring us to discontinue all or a portion of our business; and/or
•	revoking our business licenses.

Any of these or similar actions could cause significant disruption to our business operations or render us unable to conduct all or a substantial portion of our business operations, and may materially and adversely affect our business, financial condition and results of operations.

The tuition charged by the Satellite Operating Entities for certain programs, and the post-secondary and diploma programs that we provide curriculum programs to are all subject to price controls administered by the Chinese government, and our revenue is highly dependent on the level of these tuition charges.

Our revenue from e-Learning services comes primarily from service fees that are paid by customers or students and calculated as a percentage of the tuition revenue of the Satellite Operating Entities, ChinaCast Company Ltd — Beijing Branch and ChinaCast Li Xiang Co. Ltd. We provide services to these entities and the tuition charges for these programs are subject to price controls administered by various price control offices under China’s National Development and Reform Commission, or NDRC. Similarly, our revenue from the curriculum programs that we offer to post-secondary and diploma programs is also directly dependent on the tuition revenue of those schools, and those tuition charges are subject to administrative price controls. In light of the substantial increase in tuitions and other education-related fees in China in recent years, China’s price control authorities may impose stricter price control on tuition charges in the future. If the tuition charges upon which our revenue depends, particularly the tuition charges for Satellite Operating Entities, were to be decreased or if they were not to increase in line with increases in our costs because of the actions of China’s administrative price controls, our revenue and profitability would be adversely affected.

We and the Satellite Operating Entities have a relatively short operating history and are subject to the risks of a new enterprise, any one of which could limit growth, content and services, or market development.

Our short operating history makes it difficult to predict how our businesses will develop. In addition, while we have historically provided distance learning services, we have only recently started our for-profit, post-secondary education business. Accordingly, we face all of the risks and uncertainties encountered by early-stage companies, such as:

•	uncertain growth in the market for, and uncertain market acceptance of, products, services and technologies;
•	the evolving nature of for-profit education and e-Learning services and content; and
•	competition, technological change or evolving customer preferences that could harm sales of services, content or solutions.

If we and the Satellite Operating Entities are not able to meet the challenges of building businesses and managing growth, the likely result will be slowed growth, lower margins, additional operational costs and lower income.

We may not be able to successfully execute future acquisitions or efficiently manage the businesses we have acquired to date or may acquire in the future.

In October 2009, we acquired 100% of the equity of East Archive Limited, the holding company which owns 100% of Lijiang College. Our recent acquisitions and any future acquisitions expose us to potential risks, including risks associated with the diversion of resources from our existing businesses and the inability to generate sufficient revenue to offset the costs and expenses of acquisitions. In addition, the revenue and cost synergies that we expect to achieve from our acquisitions may not materialize. Any of these events could have an adverse effect on our business and operating results. We expect to continue to expand, in part, by acquiring complementary businesses. The success of our past acquisitions and any future acquisitions will depend upon several factors, including:

•	our ability to identify and acquire businesses on a cost-effective basis;
•	our ability to integrate acquired personnel, operations, products and technologies into our organization effectively;
•	our ability to retain and motivate key personnel and to retain the students of the acquired businesses;
•	unanticipated problems or legal liabilities of the acquired businesses; and
•	tax or accounting issues relating to the acquired businesses.

If we are presented with appropriate opportunities, we may acquire additional complementary companies. The integration of acquired companies diverts a great deal of management attention and dedicated staff efforts from other areas of our business. A successful integration process is important to realizing the benefits of an acquisition. If we encounter difficulty integrating our recent and future acquisitions, our business may be adversely affected. The acquisitions may not result in the expected growth or development, which may have an adverse effect on our business. We plan to continue to make strategic acquisitions, and identifying acquisition opportunities could demand substantial management time and resources. Negotiating and financing the potential acquisitions could involve significant cost and uncertainties. If we fail to continue to execute advantageous acquisitions in the future, our overall growth strategy could be impaired, and our operating results could be adversely affected. If we are unable to effectively execute our acquisition strategy or integrate any acquired business, our business, financial condition and results of operations may be materially and adversely affected. In addition, if we use our equity securities as consideration for acquisitions, the value of your common stock may be diluted.

Failure to effectively and efficiently manage the expansion of our school network may materially and adversely affect our ability to capitalize on new business opportunities.

We plan to continue to expand our operations in different geographic locations in China. This expansion has resulted, and will continue to result, in substantial demands on our management, faculty, operational, technological and other resources. Our planned expansion will also place significant demands on us to maintain the consistency of our teaching quality and our culture to ensure that our brand does not suffer as a result of any decreases, whether actual or perceived, in our teaching quality. To manage and support our growth, we must improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified teachers and management personnel as well as other administrative and sales and marketing personnel, particularly as we expand into new markets. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified teachers and management personnel and integrate new schools and learning centers into our operations. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse impact on our financial condition and results of operations.

If we are unable to achieve or maintain economies of scale with respect to our various lines of business, our results of operations from these businesses may be materially and adversely affected.

Each of our lines of business involves a degree of upfront investment in the development of programs or the acquisition of contract rights to provide services to programs, and our revenue and profitability depend on the number of students in these programs. The Satellite Operating Entities to which we provide support and services, and from which we derive a significant portion of our revenue and profits, require considerable investments of time and resources to develop. In many cases, these Satellite Operating Entities also require that we make substantial investments in collaborative alliances. The profitability of these programs for us depends on the ability of the programs to attract students. If the programs or schools are unable to recruit enough students to offset the development and operating costs, our results of operations will be adversely affected.

Because we face significant competition in several of our lines of business, we could lose market share and may need to respond by lowering our prices, which could materially and adversely affect our results of operations.

The private education sector in China is rapidly evolving, highly fragmented and competitive, and we expect competition in this sector to persist and intensify. We face competition in each major program we offer and each geographic market in which we operate. Our student enrollments may decrease due to intense competition. While we are trying to enter into agreements with additional post-secondary and diploma programs with respect to their degree programs, we face competition from other service providers and may not succeed in our efforts.

There are also many new entrants seeking to participate in the education sector in China, including for-profit and not-for-profit educational institutions from overseas that are attracted by the education market in China. Although restrictive regulation of the education sector in China may have limited our competition in the past, any deregulation of this industry, or easing of restrictions on foreign participants, could increase the competition we face in one or more lines of business.

We may not compete successfully with large, well-funded state-owned and private enterprises in our e-Learning industry, which could result in reduced revenue.

Competition in providing education/training and enterprise data networking service is becoming more intense in the PRC. Large, well-funded state-owned enterprises, such as China Telecom, China Netcom, China Unicom, China Railcom, China Sat, China Orient, Guangdong Satellite Telecom and China Educational TV, as well as private enterprises like chinaedu.net, Beida Online, Ambow, and Tengtu, may offer services that are comparable or superior to ours. As there are no independent market surveys of our business segments, we are unable to ascertain our market share accurately. Failure to compete successfully with these state-owned enterprises will adversely affect our business and operating results.

If we and the Satellite Operating Entities fail to keep pace with rapid technological changes, especially in the satellite and distance learning and education and post-secondary education industries, our competitive position will suffer.

Our market and the enabling technologies (including satellite and distance learning technology) used in our education/training business are characterized by rapid technological change. As our services are primarily based on satellite broadband infrastructure, we rely on the Satellite Operating Entities. As such, CEC also relies on the Satellite Operating Entities to keep pace with technological changes. Prior to our acquisition of CCH, CCH’s stockholders provided it the funding it required to expand and to provide the Satellite Operating Entities with the financial support to acquire required technology. Failure to respond to technological advances could make our business less efficient, or cause our services to be of a lesser quality than our competitors. These advances could also allow competitors to provide higher quality services at lower costs than we can provide. Thus, if we are unable to adopt or incorporate technological advances, our services will become uncompetitive.

Our ability to attract and retain customers and students is heavily dependent on our reputation, which in turn relies on our maintaining a high level of service quality.

We need to continue to provide high quality services to our existing customers and students to maintain and enhance our reputation, and we also need to attract and retain customers and students for our various lines of business. All of our business lines are highly dependent on existing and potential students perceiving our programs as high quality and worth the investment of time and money that they require of students. If any of the programs we operate or support experience service quality problems, our reputation could be harmed and our results of operations and prospects could be materially and adversely affected.

We depend on our dedicated and capable faculty, and if we are not able to continue to hire, train and retain qualified teachers, we may not be able to maintain consistent teaching quality throughout our school network and our brand, business and operating results may be materially and adversely affected.

Our teachers are critical to maintaining the quality of our programs, services and products and maintaining our brand and reputation, as they interact with our students on a daily basis. We must continue to attract qualified teachers who have a strong command of the subject areas to be taught and meet our qualification. We also seek to hire teachers who are capable of delivering innovative and inspirational instruction. There are a limited number of teachers in China with the necessary experience to teach our courses and we must provide competitive compensation packages to attract and retain qualified teachers. In addition, criteria such as commitment and dedication are difficult to ascertain during the recruitment process, in particular as we continue to expand and add teachers at a faster pace to meet rising student enrollments. We must also provide continuous training to our teachers so that they can stay abreast of changes in student demands, admissions and assessment tests, admissions standards and other key trends necessary to effectively teach their respective courses. We may not be able to hire, train and retain enough qualified teachers to keep pace with our anticipated growth while maintaining consistent teaching quality across many different schools, learning centers and programs in different geographic locations. Shortages of qualified teachers or decreases in the quality of our instruction, whether actual or perceived in one or more of our markets, may have a material and adverse effect on our business.

We may not succeed in attracting additional customers or students and our growth prospects could suffer.

Although our strategy is to increase the number of customers and students using our services, we may not be able to attract additional customers or students. Developing and entering into a relationship with a customer requires considerable effort on our part, and we may spend considerable time and still may not be successful in developing a new customer. Our ability to expand our services to additional customers and students is dependent on our ability to identify potential partners who can provide course offerings that will be attractive to the target market and to develop a mutually acceptable arrangement with the university for the development of a program. Some of the universities offering online degree programs that do not utilize our services have developed their own technology platforms, and others have entered into service agreements with other service providers. Some of the universities we would like to partner with may not have goals and objectives that are compatible with ours, may be subject to long-term contracts with other service providers, or may have cumbersome decision-making procedures that may delay or prohibit our entering into a service relationship with them. In addition, some of these universities are also being pursued by our competitors. As a result, we cannot predict whether we will be successful in attracting additional universities to which we can provide services. If we are unsuccessful in establishing new service relationships, our strategic growth objectives may not be achieved, thereby adversely impacting our prospects and results of operations.

Our business may be harmed if the Satellite Operating Entities upon which we rely fail to perform their obligations.

We provide services over broadband satellite. Pursuant to the technical services agreement between them, CEC provides technical services to ChinaCast Li Xiang Co. Ltd. (“CCLX”), which is licensed to provide value-added satellite broadband services in the PRC and to the Beijing Branch (“CCLBJ”) of ChinaCast Co. Ltd. (“CCL”) (CCLX and CCLBJ sometimes referred to as the “Satellite Operating Entities”). CEC provides its technical services to customers or students of the Satellite Operating Entities, whom it considers to be its own customers or students. CEC also engages the Satellite Operating Entities to provide the required satellite broadband service when a customer in China engages CEC directly.

CEC has management control over, but does not own directly or indirectly, CCLX or its parent, CCL. It has no management control over CCL other than the operation of CCLBJ. CCL owns 90% of CCLX. Although the technical services agreement and the pledge agreements executed by the stockholders of CCL and CCLX in CEC’s favor contains contractual safeguards to protect CEC’s interests, these safeguards may not be enforceable or effective due to lack of conducting share pledge registation with competent governmental authorities or some other reasons. We have no other legal control over the Satellite Operating Entities.

As such, we are dependent on the due performance by the Satellite Operating Entities of their obligations, and if they fail to perform their obligations under or terminate the technical services agreement between them, we will be unable to provide our services.

If we and the Satellite Operating Entities do not manage growth successfully, our growth and chances for continued profitability may slow or stop.

We and the Satellite Operating Entities have expanded operations rapidly during the last several years, and we plan to continue to expand with additional solutions tailored to meet the different needs of end customers and students in specific market segments. This expansion has created significant demands on administrative, operational and financial personnel and other resources, particularly the need for working capital. Additional expansion in existing or new markets and new lines of business could strain these resources and increase the need for capital, which may result in cash flow shortages. We or the Satellite Operating Entities’ personnel, systems, procedures, and controls may not be adequate to support further expansion.

Our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter to quarter. This may result in volatility and adversely affect the price of our common stock.

We have experienced, and expect to continue to experience, seasonal fluctuations in our revenue and results of operations, primarily due to seasonal changes in the number of students who are enrolled in, or served by, our businesses. Historically, our largest revenue student enrollments occur in the fall, and we generally recognize revenue over the twelve-month period following these enrollments. As a result, our revenue in the third quarter and fourth quarter of each year, representing the fall semester, have been higher than the other two quarters, which represent the spring semester. Our expenses and costs, however, do not necessarily correspond with changes in our revenue or the number of students who are enrolled in, or served by, our businesses. We expect quarterly fluctuations in our revenue and results of operations to continue. These fluctuations could result in volatility and adversely affect the price of our common stock. As our revenue grows, these seasonal fluctuations may become more pronounced.

Unexpected network interruptions caused by system failures, natural disasters, or unauthorized tamperings with systems could disrupt our operations.

The continual accessibility of our web sites and the performance and reliability of CCLX’s satellite network infrastructure are critical to our reputation and our ability to attract and retain users, customers, students and merchants. Any system failure or performance inadequacy that causes interruptions in the availability of our services, or increases response time, could reduce our appeal to users, customers and students. Factors that could significantly disrupt our operations include:

•	system failures and outages caused by fire, floods, earthquakes or power loss;
•	telecommunications failures and similar events;
•	software errors;
•	computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems; and
•	security breaches related to the storage and transmission of proprietary information, such as credit card numbers or other personal information.

We and CCLX have limited backup systems and redundancy. Future disruptions or any of the foregoing events could damage our reputation, require us to expend significant capital and other resources and expose us to a risk of loss or litigation and possible liability. Furthermore, as we rely on CCLX to provide the satellite network infrastructure, if CCLX suffers such disruptions or failure, we may have to provide CCLX with substantial financial support. Neither we nor CCLX carries any business interruption insurance to compensate for losses that may occur as a result of any of these events. Accordingly, our revenues and results of operations may be adversely affected if any of the above disruptions should occur.

If we and the Satellite Operating Entities lose key management personnel, our business may suffer.

Our continued success is largely dependent on the continued services of our key management personnel, as well as those of the Satellite Operating Entities, and on our ability to identify, recruit, hire, train and retain qualified employees for technical, marketing and managerial positions. The loss of the services of certain of our or the Satellite Operating Entities’ key personnel, including Messrs. Chan and Li, without adequate replacement, could have an adverse effect on us. Each of these individuals played significant roles in developing and executing our overall business plan and maintaining customer relationships and proprietary technology systems. While none is irreplaceable, the loss of the services of any would be disruptive to our business. Competition for qualified personnel in Chinese telecommunications and Internet-related markets is intense. As a result, we may have difficulty attracting and retaining them.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

We are subject to the reporting obligations under the U.S. federal securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules that now require every public reporting company to include in its annual report management’s report on internal control over financial reporting, which contains management’s assessment of the effectiveness of such company’s internal control over financial reporting. In addition, certain registrants are required to include an attestation report from an independent registered public accounting firm on the effectiveness of such registrant’s internal control over financial reporting.

We have made and may, in the future make, acquisitions of entities whose financial controls are not up to the standards required by the Sarbanes-Oxley Act. As part of our integration of these entities, we will need to bring their internal controls up to required standards. We cannot assure you that we will be able to successfully establish in a timely manner all required internal controls with respect to entities that we acquire. If we fail to establish and maintain the adequacy of the internal controls of entities that we acquire, we may not be able to conclude that we have effective internal control over financial reporting of our company as a whole. Any failure to achieve and maintain effective internal control over financial reporting could result in a loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock.

Our stockholders may have securities law claims against us for rescission or damages that are not extinguished by consummation of the acquisition of CCH.

On March 21, 2006, after obtaining the approval of our stockholders, we amended our certificate of incorporation, the effect of which was, among other things, to eliminate the provision of our certificate of incorporation that purported to prohibit amendment of the “business combination” provisions contained therein and to extend the date before which we must complete a business combination, to avoid being required to liquidate, from March 23, 2006 to December 31, 2006. Because extending the period during which we could consummate a business combination was not contemplated by our IPO prospectus, our stockholders may have securities law claims against us for rescission (under which a successful claimant would have the right to receive the total amount paid for his or her shares, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Such claims might entitle stockholders asserting them to up to US$6.00 per share of common stock, based on the initial offering price of the public units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them and plus interest from the date of our IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares.

We may be subject to securities laws claims regarding past disclosures.

We may be subject to claims for rescission or other securities law claims resulting from our failure to disclose that our charter provision purporting to prohibit certain amendments was possibly inconsistent with Delaware’s General Corporation Law. We may also be subject to such claims as a result of inaccuracies in other disclosures, as follows: It may be argued that our IPO prospectus misstated the vote required by its charter to approve a business combination by providing that “[w]e will proceed with a business combination only if the public stockholders who own at least a majority of the shares of common stock sold in [that] offering vote in favor [of it]...,” and that our Exchange Act reports have been inaccurate in describing CCH as a leading provider of e-Learning content (as opposed to being primarily a content carrier). On November 13, 2006, we filed a Current Report on Form 8-K with the SEC regarding this last item. We are unable to predict the likelihood that claims might be made with regard to the foregoing or estimate any amounts for which it might be liable if any such claim was made.

We may be subject to fines and other potential penalties as a result of filings made in connection with acquisitions of PRC companies.

Under applicable PRC law and regulations, a corporate legal entity must apply to the PRC government for a change in registration when a shareholder transfers its equity interest in the company. We have made such filings in connection with the acquisition of our ownership interest in the holding company of FTBC and in connection with the acquisition of our ownership interest in Lijiang College and would be required to make such filings in connection with other acquisitions we may make in the future. If such filings are not made in compliance with regulatory requirements or contain erroneous information, we may be subject to administrative fines and/or the suspension of the business licenses of the acquired business in the event that we fail to remedy the situation within such time limit as may be permitted by law. Although we believe the filings we made in connection with our acquisition of the holding company of FTBC and Lijiang complied with applicable law, we intend to amend the filing made in connection with our acquisition of FTBC, and may amend our filing for Lijiang, to more fully disclose the terms of the acquisition, consistent with our disclosures in our public filings with the Securities and Exchange Commission. No assurance can be given that we will not be subject to a fine or that such holding company would not be subject to a possible suspension as a result of such amendment.

Foreign Exchange Risk

Changes in the conversion rate between the RMB and foreign currencies, such as Hong Kong or United States dollars, may adversely affect our profits.

CEC bills its customers or students in Chinese RMB, but 10.8%,13.6% and 3.0% of its revenues in fiscal years 2006, 2007 and 2008, respectively, were collected in Hong Kong dollars. In addition, 13.8%, 24.3% and 14.9% of its purchases/expenses in those fiscal periods, respectively, were in United States dollars; 3.7%, 1.3% and 0% were in Singapore dollars; and 7.7%, 8.5% and 3.1% were in Hong Kong dollars during these same periods. The remainder of its revenues and expenses/purchases were in Chinese RMB. As such, we may be subject to fluctuations in the foreign exchange rates between these currencies.

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of Renminbi into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Neither we nor our subsidiaries have a formal hedging policy with respect to foreign exchange exposure. In the future, we may hedge exchange transactions after considering the foreign currency amount, exposure period and transaction costs.

Fluctuations in the value of the Renminbi relative to foreign currencies could affect our operating results.

We prepare our financial statements in Renminbi. The translation of RMB amounts into U.S. dollars is included for the convenience of readers, but payroll and other costs of non-U.S. operations will be payable in foreign currencies, primarily Renminbi. To the extent future revenue is denominated in non-U.S. currencies, we would be subject to increased risks relating to foreign currency exchange rate fluctuations that could have a material adverse affect on our business, prospects, financial condition and results of operations. The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. As our operations will be primarily in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars into Chinese Renminbi for our operations, appreciation of this currency against the U.S. dollar could have a material adverse effect on our business, prospects, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for other business purposes and the U.S. dollar appreciates against this currency, the U.S. dollar equivalent of the Renminbi we convert would be reduced.

Chinese foreign exchange controls may limit our ability to utilize CEC’s revenues effectively and receive dividends and other payments from our Chinese subsidiaries.

CEC’s 98.5% owned subsidiary, ChinaCast Technology (Shanghai) Limited (“CCT Shanghai”), is subject to Chinese rules and regulations on currency conversion. The Chinese government regulates the conversion of the Chinese RMB into foreign currencies. Currently, foreign investment enterprises, of which CCT Shanghai is one, are required to apply for authority (renewed annually) to open foreign currency accounts governing conversion for payment of dividends limited capital items such as direct investments, loans, and issuances of securities, some of which may be effected with governmental approval, while others require authorization.

The ability of CCT Shanghai to remit funds to us may be limited by these restrictions. There can be no assurance that the relevant regulations in China will not be amended so as to adversely affect CCT Shanghai’s ability to remit funds to us.

Risks Relating to Doing Business in China

Introduction of new laws or changes to existing laws by the Chinese government may adversely affect our business.

Our business and operations in China and those of our operating subsidiary, and the Satellite Operating Entities’ business and operations in China are governed by the Chinese legal system, which is codified in written laws, regulations, circulars, administrative directives and internal guidelines. The Chinese government is in the process of developing its commercial legal system to meet the needs of foreign investors and encourage foreign investment. As the Chinese economy is developing and growing generally at a faster pace than its legal system, uncertainty exists regarding the application of existing laws and regulations to novel events or circumstances. Relevant Chinese laws, regulations and legal requirements may change frequently, and their requirements, interpretation and enforcement involve uncertainties and potential inconsistencies. In addition, Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory and regulatory requirements. Uncertainties and inconsistencies in the requirements, interpretation and enforcement of these laws, regulations and legal requirements could materially and adversely affect our business and operations and could expose us to potential liabilities, including potential fines and other penalties, if it is determined that we have failed to comply with the requirements of such laws, regulations and legal requirements

Moreover, precedents of interpretation, implementation and enforcement of Chinese laws and regulations are limited, and Chinese court decisions are not binding on lower courts. Accordingly, the outcome of dispute resolutions may not be as consistent or predictable as in other more mercantilely advanced jurisdictions. It may be difficult to obtain timely and equitable enforcement of Chinese laws, or to obtain enforcement in China of a judgment by a foreign court or jurisdiction.

Chinese law will govern CEC’s material operating agreements, some of which may be with Chinese governmental agencies. There is no assurance that CEC will be able to enforce those material agreements or that remedies will be available outside China. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a substantial degree of uncertainty as to the outcome of litigation. The inability to enforce or obtain a remedy under our future agreements may have a material adverse impact on our operations.

Our business will be adversely affected if Chinese regulatory authorities view CEC’s and the Satellite Operating Entities’ corporate activities as not complying with applicable Chinese laws and regulations, including restrictions on foreign investments, change applicable laws and regulations, or impose additional requirements and conditions with which they are unable to comply.

The Chinese government restricts foreign investment in businesses engaged in telecommunications and education services, Internet access, education content and distribution of news and information, but permits foreign investment in businesses providing technical services in these areas. CCL and CCLX are licensed to provide value-added satellite broadband services, Internet services and Internet content in China. We have not sought confirmation from Chinese regulatory governmental authorities whether our structure and business arrangement with the Satellite Operating Entities comply with applicable Chinese laws and regulations, including regulation of value-added telecommunication business in China.

Chinese legal advisers have opined that CEC’s performance under the technical services agreement with CCLX complies with applicable Chinese laws and regulations, and CEC complies with PRC laws and regulations to the extent that its services are technical services. However, they do not rule out the possibility that the PRC regulatory authorities will view CEC as not being in compliance with applicable PRC laws and regulations, including but not limited to restrictions on foreign investments in the value-added telecommunication business. If:

•	Chinese authorities deem CEC’s corporate activities as violating applicable Chinese laws and regulations (including restrictions on foreign investments);
•	Chinese regulatory authorities change applicable laws and regulations or impose additional requirements and conditions with which CEC is unable to comply; or

•	CEC is found to violate any existing or future Chinese laws or regulations;

the relevant Chinese authorities would have broad discretion to deal with such a violation by levying fines, revoking business license(s), requiring us to restructure CEC’s ownership or operations, and requiring CEC’s and/or CCLX to discontinue some or all of their businesses. Any of these actions will adversely affect our business.

We may be unable to enforce CEC’s agreements with the Satellite Operating Entities.

Chinese law currently prohibits foreign investors from owning greater than 50% equity interests in companies engaged in telecommunication value-added businesses in the PRC. Although we have been advised by counsel that the pledge agreements between CEC and the Satellite Operating Entities are valid under PRC law, unless the equity interest restriction is amended or repealed, and subject to the approval of the relevant government authorities, CEC will only be entitled to enforce its right to take possession and ownership of up to a 50% interest in the Satellite Operating Entities in accordance with applicable PRC law and regulations.

We are exposed to certain tax risks with respect to tax benefits enjoyed by certain of our subsidiaries in China under the new Enterprise Income Tax Law of the PRC, or the EIT Law.

Our subsidiaries and affiliated entities in China are subject to tax in China. Historically, as foreign-invested enterprises, or FIEs, most of those subsidiaries enjoyed various tax holidays and other preferential tax treatments, which reduced their effective income tax rates to 15% or lower. The EIT Law, which took effect on January 1, 2008, has applied a uniform 25% enterprise income tax rate to all “resident enterprises” in China, including FIEs. Moreover, the EIT Law applies to enterprises established outside of China with “de facto management bodies” located in China. Under the implementation regulations to the EIT Law issued by the PRC State Council, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. While we do not believe we are a “resident enterprise,” because ambiguities exist with the interpretation and application of the EIT Law and the implementation regulations, we may be considered a PRC resident enterprise and therefore may be subject to the China enterprise income tax at the rate of 25% on certain of our income.

Our success depends on stable political, economic and social environments, which are subject to disruption in the PRC.

Economic conditions in China are subject to uncertainties that may arise from changes in government policies and social conditions. Since 1978, the Chinese government has promulgated various reforms of its economic systems, resulting in economic growth over the last three decades. However, many of the reforms are unprecedented or experimental and expected to be refined and modified from time to time. Other political, economic and social factors may also lead to changes, which may have a material impact on our operations and our financial performance. For instance, less governmental emphasis on education and distance learning services or on retraining out-of-work persons in the Chinese work force would harm our business, prospects, results and financial condition.

Because our executive officers and directors reside outside of the U.S., it may be difficult for you to enforce your rights against them or enforce U.S. court judgments against them in the PRC.

Our executive officers and directors reside outside of the U.S. and substantially all of our assets are located outside of the U.S. It may therefore be difficult for you to enforce your legal rights, to effect service of process upon our officers and directors or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and executive officer under U.S. federal securities laws. Moreover, we have been advised that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the U.S. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement of criminal penalties of the U.S. federal securities laws.

Weakened political relations between the U.S. and China could make us less attractive.

The relationship between the United States and China is subject to sudden fluctuation and periodic tension. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations, and its future business plans and profitability.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been transitioning to a more market-oriented economy. However, there can be no assurance of the future direction of these economic reforms or the effects these measures may have. The PRC economy also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the number and importance of state-owned enterprises in the PRC is greater than in most OECD countries;
•	the level of capital reinvestment is lower in the PRC than in most OECD countries; and
•	Chinese policies make it more difficult for foreign firms to obtain local currency in China than in OECD jurisdictions.

As a result of these differences, our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of OECD member countries.

The Chinese economic slow-down may negatively impact our operating results.

The Chinese economy has recently experienced a slowing of its growth rate. A number of factors have contributed to this slow-down, including appreciation of the RMB, which has adversely affected China’s exports. In addition, the slow-down has been exacerbated by the recent global crisis in the financial services and credit markets, which has resulted in significant volatility and dislocation in the global capital markets. It is uncertain how long the global crisis in the financial services and credit markets will continue and how much adverse impact it will have on the global economy in general or the Chinese economy in particular. Slowing economic growth in China could result in slowing growth for China’s education market and might have adverse effects on the demand for our services and therefore reduce our revenues

The economy of China had been experiencing unprecedented growth before 2008, which could be curtailed if the government tries to control inflation by traditional means of monetary policy or its return to planned-economy policies, any of which would have an adverse effect on the combined company.

The rapid growth of the Chinese economy before 2008 had led to higher levels of inflation. Government attempts to control inflation may adversely affect the business climate and growth of private enterprise, and the demand for higher education and e-Learning, in China. In addition, our profitability may be adversely affected if prices for our products and services rise at a rate that is insufficient to compensate for the rise in its costs and expenses.

We are required to deduct Chinese corporate withholding taxes from dividend we may pay to our stockholders.

On March 16, 2007, the National People’s Congress (NPC), approved and promulgated the PRC Enterprise Income Tax Law (the “New EIT Law”). This New EIT Law has taken effect on January 1, 2008. Under the New EIT Law, FIEs and domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax (the “Notice”), providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period starting January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law, the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008. Furthermore, in accordance with the Notice, the income derived from the PRC of a foreign enterprise that has no establishment in the PRC is subject to a 10% withholding tax absent a tax treaty between the PRC and the jurisdiction where the foreign enterprise is incorporated. As a result, following a business combination any of our subsidiaries operating in China will be required to deduct Chinese withholding taxes from dividends distributed to us as the parent entity, meaning we would have less funds to use in connection with our operations as the parent entity or for distribution to our stockholders.

Recent regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In October 2005, the State Administration of Foreign Exchange, or SAFE, promulgated Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, that states that if PRC residents use assets or equity interests in their PRC entities as capital contributions to directly establish or indirectly control offshore companies or inject assets or equity interests of their PRC entities into offshore companies to raise capital overseas, they must register with local SAFE branches with respect to their overseas investments in offshore companies. They must also file amendments to their registrations if their offshore companies experience material events involving capital variation, such as changes in share capital, share transfers, mergers and acquisitions, spin-off transactions, long-term equity or debt investments or uses of assets in China to guarantee offshore obligations. Under this regulation, their failure to comply with the registration procedures set forth in such regulation may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on the capital inflow from the offshore entity to the PRC entity.

We have requested our shareholders who are PRC residents to make the necessary applications, filings and amendments as required under Circular 75 and other related rules. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Circular 75 or other related rules. Any future failure by any of our shareholders who is a PRC resident, or controlled by a PRC resident, to comply with relevant requirements under this regulation could subject us to fines or sanctions imposed by the PRC government.

SAFE rules and regulations may limit our ability to transfer the net proceeds from this offering to the Satellite Operating Entities, which may adversely affect the business expansion of the Satellite Operating Entities, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies.

On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign- invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies. The use of such Renminbi capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, such as heavy fines. As a result,

Circular 142 may significantly limit our ability to transfer the net proceeds from this offering, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies.

We may be subject to fines and legal sanctions if we or our employees who are PRC citizens fail to comply with recent PRC regulations relating to employee stock options granted by overseas listed companies to PRC citizens.

On December 25, 2006, the People’s Bank of China issued the Administration Measures on Individual Foreign Exchange Control, and its Implementation Rules were issued by SAFE on January 5, 2007, which both have taken effect on February 1, 2007. Under these regulations, all foreign exchange matters involved in an employee stock holding plan, stock option plan or similar plan in which PRC citizens participate require approval from the SAFE or its authorized branch. On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. Under the Stock Option Rule, PRC citizens who are granted stock options or restricted share units, or issued restricted shares by an overseas publicly listed company are required, through a PRC agent or PRC subsidiary of such overseas publicly-listed company, to complete certain other procedures and transactional foreign exchange matters upon the examination by, and approval of, SAFE. We and our employees who are PRC citizens who have been granted stock options or restricted share units, or issued restricted shares are subject to the Stock Option Rule. If the relevant PRC regulatory authority determines that our PRC employees who hold such options, restricted share units or restricted shares or their PRC employer fail to comply with these regulations, such employees and their PRC employer may be subject to fines and legal sanctions.

Risks Associated with this Offering

The exercise of shareholder registration rights may substantially reduce the market price of our common stock and the existence of such rights may make it more difficult for us to complete future offerings.

On November 23, 2009, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Fir Tree Value Master Fund L.P. and Fir Tree Capital Opportunity Master Fund, L.P. (collectively, “Fir Tree”) pursuant to which the Company granted Fir Tree a one time demand registration right and unlimited “piggy-back” registration rights with respect to the 6,031,556 shares of common stock of the Company now owned by Fir Tree and any additional shares of our common stock which may be acquired by them (collectively, “Registrable Securities”). The Registration Rights Agreement was entered into in connection with a letter agreement dated June 27, 2008 by and between us and the Fir Tree (the “Letter Agreement”) pursuant to which we had agreed to grant certain registration rights to Fir Tree. Pursuant to the Letter Agreement, Fir Tree has also nominated one person to our Board and we expect that person to be elected at the next annual meeting of stockholders. Our Board is not classified. The demand right is exercisable by Fir Tree at any time on or after March 1, 2010. The piggy-back registration rights are exercisable by Fir Tree at any time on or after April 1, 2010 provided that the number of shares which may be registered by Fir Tree in any piggyback registration shall not exceed such number of shares as would constitute (i) fifteen percent (15%) of the proposed underwritten offering and (ii) fifty percent (50%) of any over-allotment with respect to such underwritten offering unless otherwise agreed by us and the managing underwriter of the offering. Fir Tree is currently the holder of 6,031,536 shares of our common stock. The exercise by Fir Tree of registration rights would increase the number of shares of our common stock eligible for trading in the public market. The presence of an additional number of shares eligible for trading in the public market may substantially reduce the market price of our common stock. In addition, the existence of these registration rights may make it more difficult for us to complete future public offerings and may reduce the amount of capital that we are able to raise in these offerings.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Our common stock is traded on the NASDAQ Global Market. Although an active trading market has developed for our common stock, there can be no assurance that an active trading market for our common stock will be sustained. Failure to maintain an active trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short time periods, or at all. Our common stock has experienced, and may experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends for the foreseeable future.

We will have broad discretion in applying the net proceeds of this offering and may not use these proceeds in ways that will enhance the market value of our common stock.

We have broad discretion in applying the net proceeds we will receive in this offering. Such proceeds may be used to fund product development, corporate growth and for other general corporate purposes. For more information, see “Use of Proceeds.” As part of your investment decision, you will not be able to assess or direct how we apply these net proceeds.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Following the completion of this offering, and subject only to any applicable stockholder approval requirements imposed by The NASDAQ Global Market, our board of directors has the authority to issue all or any part of our authorized but unissued shares of common stock. Issuances of common stock would reduce your influence over matters on which our stockholders vote.

Future financings may dilute stockholders or impair our financial condition.

In the future, we may need to raise additional funds through public or private financing, which might include the sale of equity securities. The issuance of equity securities could result in financial and voting dilution to our existing stockholders. The issuance of debt could result in effective subordination of stockholders’ interests to the debt, create the possibility of default, and limit our financial and business alternatives.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $     million from the sale of         shares of common stock in this offering, or approximately $     million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and before expenses related to this offering payable by us.

We intend to use the net proceeds of this offering for working capital, future acquisitions and general corporate purposes. We do not currently have any intent to acquire any other business and are not subject to any binding agreements or commitments with respect to any such acquisitions. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock, is quoted on the NASDAQ Global Market under the symbol “CAST.” Our common stock began trading on the NASDAQ Global Market on October 29, 2007. Prior to that time, our common stock was traded on the OTC Bulletin Board (“OTCBB”). The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTCBB, and since October 29, 2007, on the NASDAQ Global Market in U.S. dollars. OTCBB quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Common Stock
	High	Low
2007
First Quarter	$6.37	$5.50
Second Quarter	6.20	5.80
Third Quarter	5.85	4.45
Fourth Quarter	8.32	4.43
2008
First Quarter	$6.78	$4.59
Second Quarter	4.85	4.04
Third Quarter	4.30	2.40
Fourth Quarter	2.60	2.00
2009
First Quarter	$3.40	$2.35
Second Quarter	7.22	3.35
Third Quarter	7.53	5.90
Fourth Quarter (through November 30)	8.61	6.16

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. Any dividends paid will be solely at the discretion of our Board of Directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, term deposits and capitalization as of September 30, 2009 on an actual basis, and on an adjusted basis to give effect to the sale of common stock in this offering, based on the public offering price and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us. You should read this table in conjunction with our consolidated financial statements and the related notes, thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information incorporated by reference into this prospectus supplement.

	As of September 30, 2009
	As Reported		As Adjusted
	RMB	US$(1)	RMB	US$(1)
	(in thousands)
Cash and cash equivalents:
Cash and cash equivalents	398,312	58,575
Term deposits	280,000	41,176
Total	678,312	99,751
Capitalization:
Current portion of long-term bank borrowings	94,400	13,882
Current portion of capital lease obligation	1,298	190
Long-term bank borrowings, net of current portion	54,000	7,941
Capital lease obligation, net of current portion	1,313	193
Shareholders’ equity
Common stock (US$0.0001 par value; 100,000,000 shares authorized; 38,351,198 and shares issued and outstanding, actual and as adjusted, respectively)	29	4
Additional paid-in capital	989,945	145,580
Statutory reserve	28,117	4,135
Accumulated other comprehensive loss	(6,159)	(906)
Retained earnings	128,361	18,877
Total ChinaCast Education Corporation shareholders’ equity	1,140,293	167,690
Noncontrolling interest	22,774	3,349
Total shareholders’ equity	1,163,067	171,039
Total capitalization	1,314,069	193,245
(1)	All amounts in the Company’s consolidated financial statements and notes are expressed in Renminbi (“RMB”). Amounts in United States dollars (“US$”) are presented solely for the convenience of readers. An exchange rate of RMB6.8 was applied at September 30, 2009.

RELATED PARTY TRANSACTIONS

Certain of our directors and officers including, our Chairman and CEO, Ron Chan Tze Ngon, our President, International, Michael Santos and our Chief Financial Officer, Antonio Sena, have indicated an interest in purchasing shares of our common stock in this offering in an aggregate amount of at least $5.0 million on the same terms and subject to the same conditions as the other investors in the offering. The underwriters will not receive any discounts or commissions with respect to any shares in the offering that are sold to any of these individuals. This indication of interest is not a binding agreement or commitment to purchase shares in this offering. Under our policy requiring approval of related person transactions, the Audit Committee of our Board of Directors has reviewed, evaluated and approved the proposed participation by these individuals in the offering.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares subject to this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated           , 2009, we have agreed to sell to the underwriters named below, for whom Roth Capital Partners, LLC is acting as the representative, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Roth Capital Partners, LLC

Total

The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriters sell more shares than the above number, the underwriters have an option for 30 days to buy up to an additional        shares from us at the public offering price less the underwriting commissions and discounts to cover these sales.

The underwriters propose to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. In addition, the underwriter may offer some of the shares to other securities dealers at such price less a concession of $       per share. The underwriter may also allow, and such dealers may reallow, a concession not in excess of $       per share to other dealers. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

We have agreed not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of Roth Capital Partners, LLC, for a period of 90 days, subject to an 18 day extension under certain circumstances, following the date of this prospectus, subject to certain exceptions. In addition, all of our directors and executive officers have entered into lock-up agreements with the underwriters. Under those lock-up agreements, subject to exceptions, those holders of such stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce to do any of the foregoing, without the prior written consent of Roth Capital Partners, LLC, for a period of 90 days, subject to an 18 day extension under certain circumstances, from the date of this prospectus. This consent may be given at any time without public notice.

Certain of our directors and officers including, our Ron Chan Tze Ngon, our President, International, Michael Santos and our Chief Financial Officer, Antonio Sena have indicated an interest in purchasing shares of our common stock in this offering in an aggregate amount of at least $5.0 million on the same terms and subject to the same conditions as the other investors in the offering. The underwriters will not receive any discounts or commissions with respect to any shares in the offering that are sold to any of these individuals.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or such other indemnified parties may be required to make in respect of any such liabilities.

The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees.

Our common stock is traded on the Nasdaq Global Market under the symbol “CAST.” In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the Internet sites or through other online services maintained by the underwriters participating in the offering or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ or our website and any information contained in any other website maintained by the underwriters or by us is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Loeb & Loeb LLP, New York, New York. Certain matters will be passed upon for the underwriters by DLA Piper LLP (US), Baltimore, Maryland.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2007 and 2008 and for the years ended December 31, 2006, 2007 and 2008, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2008, incorporated in the prospectus by reference from the Company’s Current Report on Form 8-K dated November 30, 2009, have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion and includes explanatory paragraphs relating to i) the adoption of the recognition and measurement methods under Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”, ii) the convenience translation of Renminbi amounts into U.S. Dollar amounts in the financial statements, and iii) the retrospective application of FASB Statement No. 160 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting as of December 31, 2008), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Hai Lai Education for the years ended December 31, 2007 and 2006 incorporated in this prospectus by reference from Current Report on Form 8-K/A filed May 30, 2008 have been audited by Jimmy C.H. Cheung & Co., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus supplement. This prospectus supplement does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website atwww.chinacastcomm.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at Public Reference Room, 100 F Street N.E., Washington, DC 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

Prospectus

CHINACAST EDUCATION CORPORATION

$50,000,000

Common Stock
Preferred Stock
Warrants
Debt Securities
Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants, debt securities, or units having an aggregate initial offering price not exceeding $50,000,000. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

We will provide specific terms of the offerings of our securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

Our common stock is traded on the Nasdaq Global Market under the symbol “CAST.” Each prospectus supplement will contain information, where applicable, as to any listing on the Nasdaq Global Market or any other securities exchange of the securities covered by the prospectus supplement.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves various risks. See “Risk Factors” on page 8 for more information on these risks. Additional risks will be described in the related prospectus supplement related to a potential offer under the heading “Risk Factors”. You should review that section of the related prospectus supplement for a discussion of matters that investors in such securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 24, 2008

CHINACAST EDUCATION CORPORATION

You should rely only on the information contained in or incorporated by reference into this prospectus and the related prospectus supplement. We have not authorized anyone to give you information different from that contained in this prospectus, the related prospectus supplement or such incorporated documents. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time securities having an aggregate initial offering price of $50,000,000. Each time we offer securities, we will prepare and file with the SEC a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus or the documents incorporated herein by reference. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will prepare and file with the SEC each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Unless otherwise mentioned or unless the context requires otherwise, when used in this prospectus, the terms “ChinaCast”, “we”, “us”, and “our” refer to ChinaCast Education Corporation and its consolidated subsidiaries.

OUR BUSINESS

The Company offers products and services to customers under four principal business lines:

•	Post Secondary Education Distance Learning Services — The Company enables universities and other higher learning institutions to provide nationwide real-time distance learning services. Its “turn-key” packages include all the hardware, software and broadband satellite network services necessary to allow university students located at remote classrooms around the country to interactively participate in live lectures broadcast from a main campus. The Company currently services 15 universities with over 128,000 students in over 300 remote classrooms. For example, Beijing Aeronautical and Aeronautics University (Beihang), consistently ranked among the top ten Universities in China by the Ministry of Education, launched its distance learning network in cooperation with CCH in 2002. By 2007, the number of distance learning students reached 20,000, at over 120 remote learning centers in China. In return for the turnkey distance learning services, CEC receives from the University a percentage of each remote student’s tuition. According to China’s Ministry of Education, in 2007 there were over 100 million higher education students in the PRC, while universities had sufficient physical space to accommodate only about 15% of the students qualified to attend.

•	K-12 Educational Services — CEC currently broadcasts multimedia educational content to 6,500; primary, middle and high schools throughout the PRC in partnership with leading educational content companies, and renowned educational institutions such as the Beida Middle School and the Middle China Normal University High School. The educational content packages assist teachers in preparing and teaching course content. Each school pays CEC a monthly subscription fee for this service and a one-time charge for equipment used to provide the service.
•	Vocational/Career Training Services — In partnership with various government departments and corporate enterprises, CEC has deployed several hundred training centers throughout China providing job-skills training to recent graduates, employees of state-owned enterprises, and corporate employees. One such key vocational e-learning project for the Ministry of Labor and Social Security (MLSS) provides job skills training for recently laid off workers from state-owned enterprises. The MLSS/CEC distance learning job skills program was launched in April 2003 and has trained over 50,000 workers. Future plans include expanding the distance learning network from 50 to over 200 sites to achieve a target of up to 30,000 graduates per year. MLSS pays CEC service and content subscription fees to provide the distance learning service. One of our key corporate enterprise customers is Taikang Insurance, the country’s fifth largest insurance company, which uses our e-learning service to provide interactive corporate training to over 165,000 insurance agents throughout China. These enterprise customers typically buy the hardware and software and pay a monthly service fee based on the number of sites and bandwidth used. Our Daily English Language Training Centers provide high-end, spoken English training to students, workers and government/corporate customers. We recruit students who pay for short-term to one-year language courses which are delivered in our training centers by our foreign and local English teachers. We plan to roll-out additional centers nationwide over the next several years using a franchise model.
•	University — The newly acquired Foreign Trade and Business College of Chongqing Normal University (“FTBC”) is an independent, for-profit, private residential university affiliated with Chongqing Normal University. With 10,400 students, FTBC offers four-year bachelor’s degree and two-year diploma programs in finance, economics, trade, tourism, advertising, IT, music and foreign languages, all of which are fully accredited by the Ministry of Education.

Our executive offices are located at 15/F, Reignwood Center, No. 8 Yong An-Dongli, Jianguomenwai Avenue, Beijing 100022 PRC. Telephone number (86 10) 6566 7788, and Unit 2001, Java Road 108 Commercial Centre, North Point, Hong Kong. Telephone number (852) 2811 2389.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to a particular offering of securities will contain a discussion of the risks applicable to an investment in ChinaCast and to the particular types of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-KSB, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus or any accompanying prospectus supplement, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those included in any accompanying prospectus supplement or in any document incorporated by reference into this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above, as well as the risk factors referred to on page 3 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, acquisitions of new technologies or businesses, and investments. Additional information on the use of net proceeds from an offering of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,					Six Months Ended June 30, 2008
	2003	2004	2005	2006	2007
Ratio of Earnings to Fixed Charges	NM	NM	NM	NM	NM	15.8x
Deficiency of earnings available to cover fixed charges	$(2,000)	$(5,000)	—	—	—	—

NM:  NOT meaningful — fixed charges were either nil or very small and consequently the ratio calculated is greater than 100.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to a particular offering the specific terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	shares of our common stock;
•	shares of our preferred stock;
•	warrants to purchase any of the securities listed above;
•	debt securities, in one or more series; and/or
•	units consisting of one or more of the foregoing.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation, as amended by a certificate of amendment and which may be further amended from time to time, any certificates of designation for our preferred stock, and our bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the specific terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of preferred stock, $0.0001 par value. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of our common stock or preferred stock.

Common Stock

As of August 15, 2008, there were 31,398,252 shares of our common stock outstanding. The holders of our common stock are entitled to such dividends as our board of directors may declare from legally available funds. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our amended and restated certificate of incorporation and our bylaws do not provide for cumulative voting. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws. Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to receive all of our remaining assets legally available for distribution to the stockholders after payment of all our debts and other liabilities, subject to prior distribution rights of our preferred stock, if any.

All shares of common stock offered hereby will, when issued, be fully paid and non-assessable, including shares of common stock issued upon exercise of common stock warrants or subscription rights, if any.

Our common stock is quoted on the Nasdaq Global Market under the symbol “CAST.” The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

Preferred Stock

As of August 15, 2008, no shares of our preferred stock were outstanding. Our amended and restated certificate of incorporation, as amended, provides that our board of directors may by resolution, without further vote or action by the stockholders, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. Once designated by our board of directors, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our amended and restated certificate of incorporation, as amended, and any certificates of designation that the board of directors may adopt. Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law and the amended and restated certificate of incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Delaware. The certificate of designations fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

•	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;
•	the dividend rate and the times of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;
•	whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
•	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;
•	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;
•	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
•	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;
•	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and
•	any other relative rights, preferences and limitations of that series.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Options/Warrants

As of August 15, 2008, there were 1,500,000 shares of common stock reserved for issuance upon the exercise of underlying stock options granted under our equity compensation plans and there were 987,500 shares available for future grants under our 2007 Omnibus Securities and Incentive Plan. Additionally, we have reserved 5,478,651 shares of common stock for issuance upon the exercise of outstanding warrants.

Certain Provisions of Delaware Law and our Certificate of Incorporation and By-Laws

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

•	prior to such time the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or
•	on or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the person.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

In addition, some provisions of our amended and restated certificate of incorporation, as amended, and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in his or her best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Classified Board

Our bylaws provide that the authorized number of our directors will be between 1 and 9 directors with the exact number to be fixed by our board of directors. In addition, our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes with the number of directors in each class as nearly equal as possible. Each director will serve a three-year term and may only be removed for cause. As a result, any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a classified board.

Bylaw Provisions

Our bylaws provide that special meetings of our stockholders may be called only by our Chief Executive Officer, a majority of our board of directors or by holders of at least 50% of the shares entitled to vote at a special meeting. Should any stockholder desire to present business at an annual meeting, including nominating a candidate for director, it must comply with certain advance notice provisions in our bylaws.

Our bylaws provide that vacancies in our board of directors may be filled by election at an annual or special meeting of our stockholders called for that purpose or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any newly created directorships may be filled by election at an annual or special meeting of our stockholders called for that purpose or by our board of directors for a term of office continuing only until the next election of one or more directors by the stockholders. Our bylaws provide that, at any meeting of stockholders called for that purpose, any director may be removed for cause by the affirmative vote of the holders of at least 50% of the shares of our common stock entitled to vote for the election of directors.

Our bylaws provide that our stockholders may amend the bylaws by the affirmative vote of at least 50% of the shares of our common stock entitled to vote on the amendment.

Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation, as amended, provides that to the fullest extent permitted by the Delaware General Corporation Law, a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, and (iii) for any transaction from which the director derives an improper personal benefit.

The effect of the provision of our amended and restated certificate of incorporation, as amended, is to eliminate the rights of the company and its stockholders (through stockholders’ derivative suits on behalf of the company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from grossly negligent behavior) except in the situations described in clauses (i) through (iii) above. This provision does not limit or eliminate the rights of the company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our amended and restated certificate of incorporation, as amended, provides that we shall indemnify to the fullest extent permitted by law our directors, officers and employees and any other persons to which Delaware law permits a corporation to provide indemnification against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

We have an insurance policy that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreement and warrant certificate. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the specific terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $200,000,000. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;
•	in the case of warrants to purchase common stock or preferred stock, the number or amount of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which and currency in which these shares may be purchased upon such exercise;
•	the manner of exercise of the warrants, including any cashless exercise rights;
•	the warrant agreement under which the warrants will be issued;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	anti-dilution provisions of the warrants, if any;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;
•	the manner in which the warrant agreement and warrants may be modified;
•	the identities of the warrant agent and any calculation or other agent for the warrants;

•	federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants;
•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed or quoted; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or
•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required exercise price by the methods provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action the holder’s right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Governing Law

Each warrant agreement and any warrants issued under the warrant agreements will be governed by New York law.

Calculation Agent

Any calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders.

The calculation agent’s determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture between us and the senior trustee named in the applicable prospectus supplement, and subordinated debt securities will be issued under a subordinated indenture between us and the subordinated trustee named in the applicable prospectus supplement. This prospectus sometimes refers to any senior indenture and any subordinated indenture collectively as the “Indentures.”

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of ChinaCast. Senior debt securities will rank equally with any of our other senior and unsubordinated debt. Subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may “reopen,” or issue additional debt securities of, a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the ability to issue additional debt securities of the same series;
•	the price or prices at which we will sell the debt securities;
•	the maturity date or dates of the debt securities;
•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;
•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;
•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;
•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;
•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the Indenture;
•	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;
•	our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;
•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;
•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;
•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;
•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;
•	any deletions from, modifications of or additions to the Events of Default (as described below) or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;
•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;
•	the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;
•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;
•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;
•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;
•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;
•	the depositary for global or certificated debt securities;
•	any special tax implications of the debt securities;
•	any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities;

•	any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented;
•	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;
•	if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);
•	the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount; and
•	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing Senior Indebtedness. Under the subordinated indenture, “Senior Indebtedness” may mean all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture, or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;
•	all of our capital lease obligations;
•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;
•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;
•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and
•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, Senior Indebtedness will not include:

•	any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;
•	any of our indebtedness in respect of the subordinated debt securities;
•	any of our indebtedness to any subsidiary.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of ChinaCast, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;
•	any general assignment by us for the benefit of creditors; or
•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The subordinated indenture will not limit the issuance of additional Senior Indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•	either we are the surviving corporation, or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the debt securities and the Indentures;
•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;
•	our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;
•	our failure to observe or perform any other covenant or agreement with respect to such debt securities for 90 days after we receive notice of such failure;
•	certain events of bankruptcy, insolvency or reorganization of ChinaCast; or
•	any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under any Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of an Event of Default (that is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the applicable Indenture at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable Indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either Indenture (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms), unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture; (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the Indentures as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either Indenture that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the Indenture.

If indicated in the applicable prospectus supplement, we may elect either to (i) defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

We and the applicable trustee may supplement any Indenture for certain purposes that would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify any Indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, any Indenture will require the consent of each holder of debt securities that would be affected by any modification that would:

•	change the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;
•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;
•	change the currency in which any debt security or any premium or interest is payable;
•	impair the right to enforce any payment on or with respect to any debt security;
•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);
•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or
•	modify any of the above provisions.

Each Indenture will permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture is affected by the modification or amendment to waive our compliance with certain covenants contained in the Indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest. Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security that remains unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•	DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act and no successor depositary has been appointed for 90 days; or
•	we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent appointed by us under the applicable Indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations. Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with the holder’s proof of ownership.

Governing Law

Unless an accompanying prospectus supplement states otherwise, the Indentures and debt securities will be governed by New York law.

Trustee

The trustee or trustees under any Indenture will be named in any applicable prospectus supplement.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted in certain circumstances.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any unit agreement under which the units will be issued;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus to or through underwriters, through dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if, and if required, any dealers or agents;
•	the purchase price of the securities and the proceeds we will receive from the sale;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or market on which the securities may be listed or traded.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to such prevailing market prices; or
•	negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities, if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly for the purpose of resale or distribution, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents, underwriters and other purchasers with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or other purchasers may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

To facilitate the public offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Unless otherwise specified in the applicable prospectus supplement, any common stock sold pursuant to a prospectus supplement will be eligible for listing on the Nasdaq Global Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated financial statements for the years ended December 31, 2005, 2006 and 2007 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-KSB have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Hail Lai Education for the years ended December 31, 2007 and 2006 incorporated in this prospectus by reference from Current Report on Form 8-K/A filed May 30, 2008 have been audited by Jimmy C.H. Cheung & Co., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.chinacastcomm.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed March 31, 2008; and
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed August 11, 2008.
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed May 12, 2008.
•	Current Reports on Form 8-K, filed February 12, 2008, February 15, 2008, March 31, 2008, and Amendment No. 1 thereto filed April 2, 2008 and Amendment No. 2 thereto filed April 14, 2008; March 31, 2008; April 21, 2008, Amendment No.1 thereto filed May 30, 2008 and Amendment No. 2 thereto filed July 31, 2008, May 12, 2008; May 19, 2008; July 3, 2008; July 22, 2008; and August 12, 2008.
•	The description of our common stock contained in the Registration Statement on Form 8-A (Registration No. 000-50550), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed with the Securities and Exchange Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: ChinaCast Education Corporation, 15/F, Reignwood Center, No. 8 Yong An-Dongli, Jianguomenwai Avenue, Beijing 100022, PRC and our telephone number is (86 10) 6566 7788.

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